FOR IMMEDIATE RELEASE

OurPet's Company Reports

2006 Second-Quarter and First-Half Financial Results

" Second-Quarter Revenues Up 23.1%

" Management Optimistic About Second Half of 2006

FAIRPORT HARBOR, Ohio--August 8, 2006--OurPet's Company (OTC BB:OPCO): a growing designer, developer, producer, and marketer of accessory and consumable pet products, today reported financial results for its second quarter and first half ended June 30, 2006.

Net revenues for the 2006 second quarter increased 23.1 percent to $2,196,069 from $1,784,001 in the same period a year ago. Gross margin as a percent of sales for the 2006 second quarter declined to 23.8 percent from 28.0 percent in the 2005 second quarter. Net income for the 2006 second quarter was $23,615, compared to $74,875 in the 2005 second quarter. Earnings, before interest, taxes, depreciation, and amortization (EBITDA), for the 2006 second quarter was $159,703 compared to $153,629 for the 2005 second quarter.

Revenues for the first half of 2006 increased 28.1 percent to $4,303,510 from $3,358,960 in the comparable period last year. For the 2006 first half, gross margin was 25.1 percent compared to 27.7 percent in the 2005 first half. The gross margin in both the second quarter and first half of 2006 decreased as a result of lower gross margins on certain Pet Zone products and aggressive pricing to penetrate new market segments. Net income for the 2006 first half was $79,234, from $127,431 in the 2005 first half. EBITDA for the 2006 first half was $337,916 compared to $289,913 for the 2005 first half.

Dr. Steven Tsengas, President and CEO stated, "Our sales in the second quarter were penalized by key new product mold and manufacturing delays, as well as temporary promotion and purchasing delays at two major pet specialty chains due to their internal reorganization. The manufacturing delays were resolved for our Signature Series Feeder product line and we have received several large orders that will be shipped in the third quarter and beyond. The transition of the Pet Zone line into OurPet's is now mostly completed. We expect sales to accelerate during the second half of this year compared with the first half. We are well positioned to increase total sales going into the seasonally strong second half of 2006, as a result of our increased product offering, the acceptance of new products and sales of our Signature Series Feeder and Durapet product lines.

Dr. Tsengas continued, "Profitability for the 2006 second quarter and first half was negatively impacted by lower gross margins and increased interest expense. We are working on cost savings strategies and have identified certain business related costs that we feel we can eliminate or significantly reduce, saving the Company an estimated $250,000 annually. We are working with our suppliers and costumers to achieve additional cost savings. We are excited about the sales and profit opportunities in the second half of the year, which should compare favorably against last year's second half sales and profits."

For investors who would like to be added to OurPet's investor distribution list, please contact Andrew@smberger.com.

About OurPet's Company

OurPet's designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the US and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The American Pet Products Manufacturers' Association APPMA(a) estimates that the pet industry will expand to $35.9 billion in 2005 versus $17.0 billion in 1994, making it the seventh largest industry in the US and 60 percent larger than the toy industry.

(a) APPMA, 2005/2006 National Pet Owners Survey

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words "projects," "anticipates," "believes," "expects," "intends," "will," "may" and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the Company's expected financial performance and other projections regarding future performance are inherently subject to change, given the nature of projections, and the Company's actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the Company's ability to manage its operating expenses and realize operating efficiencies, (2) the Company's ability to maintain and grow its sales with existing and new customers, (3) the Company's ability to retain existing members of its senior management team and to attract additional management employees, (4) the Company's ability to manage fluctuations in the availability and cost of key materials and tools of production, (5) general economic conditions that might impact demand for the Company's products, (6) competition from existing or new participants in the pet products industry, (7) the Company's ability to design and bring to market new products on a timely and profitable basis, (8) challenges to the Company's patents or trademarks on existing or new products, or (9) the Company's ability to secure access to sufficient capital on favorable terms to manage and grow its business. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the Company's periodic filings with the SEC. The Company disclaims any duty to provide updates to the forward-looking statements and projections made in this news release.

CONTACT: INVESTOR RELATIONS:

OurPet's, Company -or- SM Berger & Company, Inc.

Dr. Steven Tsengas Andrew Berger

(440) 354-6500 (216) 464-6400

--Financial Results Follow--

OURPET'S COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net revenue	$ 2,196,069	$ 1,784,001	$ 4,303,510	$ 3,358,960
Cost of goods sold	1,673,559	1,284,037	3,221,637	2,429,873
Gross profit on sales	$ 522,510	$ 499,964	$ 1,081,873	$ 929,087
Selling, general and administrative expenses	462,177	402,769	901,635	763,162
Income from operations	60,333	97,195	180,238	165,925
Acquisition consolidation expenses	-	-	(55,292)	-
Other income and expense, net	6,469	(5,179)	32,183	(6,199)
Interest expense	(43,187)	(17,141)	(77,895)	(32,295)
Net income	$ 23,615	$ 74,875	$ 79,234	$ 127,431

Basic and Diluted Net Income Per Common Share After Dividend Requirements For Preferred Stock	$ -	$ 0.01	$ -	$ 0.01

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	15,745,465	11,872,090	15,510,021	11,812,887

OURPET'S COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Cash and equivalents	$ 123,455	$ 6,477
Receivables, net	1,096,511	930,772
Inventories	3,075,097	2,060,172
Prepaid expenses	87,556	98,964
Total current assets	4,382,619	3,096,385

Property and equipment, net	1,849,960	862,719
Other	308,652	218,976

Total assets	$ 6,541,231	$ 4,178,080

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$ 1,425,000	$ 1,100,000
Current maturities of long-term debt	190,845	119,185
Accounts payable	1,427,793	867,612
Accrued expenses	93,615	150,687
Total current liabilities	3,137,253	2,237,484

Long-term debt	355,115	22,843
Stockholders' Equity	3,048,863	1,917,753

Total liabilities and stockholders' equity	$ 6,541,231	$ 4,178,080

####